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                                                                 EXHIBIT 10.10.1

                                AMENDMENT OF THE
                          PULITZER PUBLISHING COMPANY
                  SUPPLEMENTAL EXECUTIVE BENEFIT PENSION PLAN
                             DATED OCTOBER 29, 1997

     Paragraph E of Article 1 of the Pulitzer Publishing Company Supplemental Executive Benefit Pension Plan is amended in its entirety to read as follows:

     "Compensation" means, with respect to any calendar year, the annual amount of cash compensation paid by the Company to an Employee, including overtime, bonuses, commissions or similar payments, and elective contributions made by the Employee under Section 401(k) of the Internal Revenue Code. Compensation does not include any benefits earned under this plan, any severance or other payments made in respect of the termination of an individual's employment, any stock option compensation, any employer contribution made by the Company for the benefit of the Employee to any pension or profit-sharing plan or any benefit earned by the Employee under any such plan (including the federal Social Security program), any amount paid by the Company on behalf of the Employee for life, accident, health or medical insurance or for any other so called "fringe benefits" or "welfare benefits," and any reimbursement (direct or indirect) of expenses, or any expense paid on behalf of the Employee.

                                          PULITZER PUBLISHING COMPANY

                                          By: /s/ RONALD H. RIDGWAY
                                             -----------------------------------
                                             Ronald H. Ridgway
                                             Senior Vice President-Finance

Dated: October 29, 1997